EXHIBIT 8


                              List of Subsidiaries

A. AU Optronics Corp., a corporation organized under the laws of the Republic of China, which has four subsidiary:

       (i) AU Optronics (L) Corp., a corporation organized under the laws of Malaysia.

      (ii) AU Optronics Corporation America, a corporation organized under the laws of California, United States of America.

     (iii) AU Optronics (Suzhou) Corp., a corporation organized under the laws of People's Republic of China.

      (iv) AU Optronics Corporation Japan, a corporation organized under the laws of Japan.

       (v) Konly Venture Corp., a corporation organized under the laws of the Republic of China.